Exhibit 99.1
Copart, Inc.
For Immediate Release
Copart, Inc. Announces a Two-for-One Stock Split
Dallas, Texas. (March 24, 2017) — Copart, Inc. (NASDAQ: CPRT) announced today that its Board of Directors has approved a two-for-one split of its common stock. The stock split will be effected as a stock dividend entitling each stockholder of record to receive one additional share of common stock for every one share owned. Additional shares issued as a result of the stock dividend will be distributed after close of trading on April 10, 2017, to stockholders of record on April 3, 2017. Stockholders do not need to exchange existing stock certificates. The stock split will increase the number of shares of common stock outstanding from approximately 115,000,000 shares to approximately 230,000,000 shares. Appropriate adjustments will also be made to shares subject to awards and available reserves under Copart’s equity incentive plans. In addition, the number of shares authorized for repurchase under Copart’s previously announced share repurchase program will be adjusted to reflect the two-for-one split in the form of a dividend.
A. Jayson Adair, Copart’s Chief Executive Officer, stated that the Board of Directors authorized the stock split principally to obtain wider distribution and greater liquidity for the common stock.
About Copart
Copart, founded in 1982, provides vehicle sellers with a full range of remarketing services to process and sell salvage and clean title vehicles to dealers, dismantlers, rebuilders, exporters, and in some states, to end users. Copart remarkets the vehicles through Internet sales using its VB3 technology. Copart sells vehicles on behalf of insurance companies, banks, financial institutions, charities, car dealerships, fleet operators, vehicle rental companies, as well as vehicles sourced from the general public. The company currently operates in the United States (www.copart.com), Canada (www.copart.ca), the United Kingdom (www.copart.co.uk), Brazil (www.copart.com.br), Germany (www.copart.de), the United Arab Emirates, Oman and Bahrain (www.copartmea.com), Spain (www.copart.es), Ireland (www.copart.ie), and India (www.copart.in). Copart links sellers to more than 750,000 Members in more than 150 countries worldwide through its multi-channel platform. In 2015, Copart was ranked at the top of Deloitte’s “The Exceptional 100” list of companies, which reviewed U.S. publicly traded companies based upon a multidimensional approach to measuring financial performance. For more information, or to become a Member, visit www.copart.com.

Contact:	Melissa Perry, Executive Support Manager, Office of the Chief Financial Officer
972-391-5090 or melissa.perry@copart.com

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000